Exhibit A
                LEGG MASON PARTNERS INCOME FUNDS

                       Amendment No. 12 to
        First Amended and Restated Master Trust Agreement


WHEREAS, Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement (together with any amendments thereto and designations thereunder, the "Declaration of Trust") of Legg Mason Partners Income Funds (the "Trust"), a Massachusetts business trust, provides that the Declaration of Trust may be amended ay any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by a majority of the Trustees;

WHEREAS, Article IV, Section 4.1 of the Declaration of Trust provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, the Trustees determined that it was in the best interests of holders of Salomon Brothers Class A, Class B, Class C, Class O and Class Y shares (the "Salomon Brothers Classes") of the Sub-Trusts of the Trust that, as of April 7, 2006, are designated as "Legg Mason Partners Capital and Income Fund" and "Legg Mason Partners Convertible Fund" (each, a "Fund") to convert automatically into the class of shares of the applicable Fund that has been designated as "Smith Barney Class A shares";

WHEREAS, the above-referenced conversion occurred on April 21, 2006;

WHEREAS, there are no longer any outstanding shares of the Salomon Brothers Classes of shares of the Funds; and

WHEREAS, the Trustee determined to rename certain remaining classes of shares of certain Sub-Trusts;

NOW, THEREFORE, effective as of the date of filing of this Amendment, the first paragraph of Article IV, Section 4.2 of the Declaration of Trust is hereby amended to read, in pertinent part, as follows:

     "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in
     Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts and classes thereof:
     "Legg Mason Partners Capital and Income Fund," "Legg Mason Partners Convertible Fund" and "Legg Mason Partners Dividend and Income Fund" which shall consist of five classes of shares designated as Class A, Class B, Class C, Class O and Class Y shares; "Legg Mason Partners Diversified Strategic Income Fund," "Legg Mason Partners High Income Fund," "Legg Mason Partners Municipal High Income Fund" and "Legg Mason Partners Total Return Bond Fund" which shall consist of four classes of shares designated as Class A, Class B, Class C and Class Y shares; and "Legg Mason Partners Exchange Reserve Fund" which shall consist of two classes of shares designated as Class B and Class C shares. The Shares of such Sub-Trusts and classes thereof and any shares of any further Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:"

This Amendment shall be effective on April 21, 2006 at 5:00 p.m.
EDT.

                   [signature page to follow]

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Amendment as of the ____ day of April 2006.






Leopold Abraham II, as        Jane F. Dasher, as Trustee
Trustee                       and not individually
and not individually


Donald R. Foley, as Trustee   R. Jay Gerken, as Trustee
and not individually          and not individually


Richard E. Hanson, Jr., as    Paul Hardin, as Trustee
Trustee                       and not individually
and not individually


Roderick C. Rasmussen, as     John P. Toolan, as Trustee
Trustee                       and not individually
and not individually